                                                                                                                           Exhibit 99.1

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Reports
First Quarter Earnings for 2020

Houston, TX, May 21, 2020  – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics, today reported results for the first quarter ended March 31, 2020.

USPH’s results for the first quarter of 2020 were negatively impacted by the effects of the COVID-19 pandemic.  Management estimates that the Company suffered more than $8 million in lost revenue and related contribution margin because of the pandemic. The Company continues to experience significantly lower physical therapy revenue than normal and in the near term expects to incur losses.  The Company’s physical therapy patient volumes in April declined to as low as 45% of normal. In a number of our markets, patient volume is increasing albeit at a slow pace. We are currently at a little over 60% of normal patient volume but that varies significantly by region. As of May 20, 2020, the Company has 69 clinics that are closed as a result of this pandemic; 34 of these clinics are anticipated to be closed only temporarily. At least 35 clinics likely will not reopen, of which 22 of those were closed in late March. The Company’s industrial injury prevention business has also experienced a reduction in business, although not as significant as experienced by our physical therapy operations. Management has taken a number of steps to mitigate operating losses primarily through furloughs and salary cuts and to a lesser extent through terminations. To date, the Company has  furloughed or terminated more than 2,150 employees (1,400 furloughs and 750 terminations), comprising approximately 40% of the employees across the Company. In the corporate office, across-the-board employee salary reductions have been implemented from 20% to 25%, as well as 35% to 40% salary reductions for executives, and a 50% reduction in fees paid to our Board of Directors. A number of  the Company’s clinic partnerships have made salary reductions as well.  Management estimates that these workforce and pay reductions would equate to annualized savings of approximately $87 million.  The Company continues to (i) deploy a telehealth and e-visit solutions to perform services remotely, (ii) renegotiate leases, (iii) slow development of new clinics, (iv) delay potential acquisitions and (v) reduce other expenses.

Beginning in mid-March, hospitals and other medical facilities began to halt elective and non-essential surgeries. Additionally, state governments in areas with significant growth of COVID-19 infections implemented mandatory closures of non-essential and non-life sustaining businesses, executed stay-at-home orders, imposed restrictions on travel and closed schools. These actions continued to develop and towards the end of March, most states had significant restrictions on businesses and individuals. The suspension of elective surgeries, decrease in physician office visits and recommendations of social distancing along with the aforementioned limitations had an adverse impact on our volume of patient visits. Due to these impacts and measures, we have experienced significant and unpredictable reductions in and cancellations of patient visits.

U.S. Physical Therapy Press Release	Page 2
May 21, 2020

Below are certain performance benchmarks and measures for use in order to understand the adverse impact of COVID-19 on the Company’s Operating Results (as defined below). For the first quarter ended March 31, 2020, the Company has defined the pre-COVID-19 period as the two months ended February 29, 2020 and the post-COVID-19 period as the month ended March 31, 2020. The following performance measures and operating data excludes the effects of the clinics in the partnership sold in June 2019 and should be evaluated in conjunction with the Operating Results for the entire quarters ended March 31, 2020 and 2019. The performance measures and operating data presented for the two months ended February, 29, 2020 and one month ended March 31, 2020 are, when combined, equal to the performance measures and operating data presented for the full quarter ended March 31, 2020.

	Two months ended February 29,			One month ended March 31,			Three months ended March 31,
	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change
Selected Financial Data:
Net revenues (in thousands) - reported	$78,193	$75,901	3.0%	$34,524	$40,330	-14.4%	$112,717	$116,231	-3.0%

Net revenues (in thousands) - without sold clinics	$78,193	$72,232	8.3%	$34,524	$38,314	-9.9%	$112,717	$110,546	2.0%

Operating Statistics (without sold clinics):
Number of clinics, at the end of period	587	561		567	559		567	559
Working Days	42	42		22	21		64	63
Average visits per day per clinic	27.7	26.5		22.7	27.9		26.2	27.0
Total patient visits	676,328	623,943		294,695	328,288		971,023	952,231
Net patient revenue per visit	$103.06	$105.89		$103.22	$106.29		$103.11	$106.02

For the first quarter ended March 31, 2020, USPH’s Operating Results (as defined below) was $3.9 million, or $0.30 per diluted share, as compared to $8.4 million, or $0.66 per diluted share in 2019.  Operating Results, a non-GAAP measure, equals net income attributable to USPH shareholders per the consolidated statement of net income plus charges incurred for closure costs and CFO search, net of tax.  The earnings per share from Operating Results also excludes the impact of the revaluation of redeemable non-controlling interest.  For the first quarter March 31, 2020, USPH’s net income attributable to its shareholders, in accordance with GAAP, was $1.0 million as compared to $8.4 million for the comparable period of 2019.  Inclusive of the credit or charge for the revaluation of non-controlling interest, net of tax, used to compute diluted earnings per share, in accordance with GAAP, in the 2020 First Quarter, the amount is $2.6 million, or $0.20 per share, as compared to $5.0 million, or $0.39 per share.  In accordance with current accounting guidance, the revaluation of redeemable non-controlling interest, net of tax, is not included in net income but charged or credited directly to retained earnings; however, the charge or credit for this change is included in the earnings per basic and diluted share calculation.  See the schedule on page 9 for the computation of diluted earnings per share.

U.S. Physical Therapy Press Release	Page 3
May 21, 2020

First Quarter 2020 Compared to First Quarter  2019
•
Excluding the loss of revenues from the clinics within the partnership sold in June of 2019 (“sold clinics”) of $5.7 million for the 2019 First Quarter, net revenues for the 2020 First Quarter of $112.7 million increased 2.0% from adjusted revenue of $110.5 million ($116.2 million reported less the $5.7 million) for the 2019 First Quarter despite the adverse effects, beginning in mid-March, of the COVID-19 pandemic.

•
Excluding the $5.7 million mentioned above, net patient revenues from physical therapy operations decreased $0.8 million, or 0.8%, to $100.1 million in the 2020 First Quarter from $101.0 million ($106.7 million reported less the $5.7 million) in the 2019 First Quarter, primarily due to the adverse effects of COVID-19. Management estimates that, due to the virus, the Company lost approximately 77,000 physical therapy patient visits and more than $8 million in revenue and contribution margin. Of the $0.8 million ($6.5 million less $5.7 million) decrease in net patient revenues described above, $5.4 million related to a decrease in business of clinics opened or acquired prior to April 1, 2019 (“Mature Clinics”) offset by an increase of  $4.6 million related to clinics opened or acquired after March 31, 2019 (“New Clinics”).

•
The average net patient revenue per visit was $103.11 for the 2020 First Quarter and $106.49 for the 2019 First Quarter. Total patient visits were 971,000 in the 2020 First Quarter and 1,001,510 for the 2019 First Quarter (inclusive of 49,300 for the sold clinics).  Excluding the 49,300 visits, the net patient revenue per visit was $106.02 for the 2019 First Quarter.

•	Revenue from physical therapy management contracts was $2.1 million for both the 2020 and 2019 quarters.

•
Revenue from the industrial injury prevention business increased 43.1% to $9.9 million in the 2020 First Quarter compared to $6.9 million in the 2019 First Quarter due to internal growth and an acquisition.  Management estimates that the industrial injury prevention business lost approximately $0.1 million in revenue and related contribution margin in March 2020 due to the pandemic. Other miscellaneous revenue was $0.6 million in the 2020 First Quarter and $0.5 million in the 2019 First Quarter.

•
Total operating costs, excluding closure costs, were $93.3 million in  the 2020 First Quarter, or 82.7% of net revenues, as compared to $89.5 million in the 2019 First Quarter, or 77.0% of net revenues. The $3.8 million increase was attributable to $5.2 million in operating costs related to New Clinics and $2.6 million related to the industrial injury prevention business, primarily related to the acquisition, offset by a decrease of $4.0 million related to Mature Clinics.  Closure costs of $3.8 million include estimates of remaining lease obligations, write-off of goodwill and other costs. The Company has incurred additional closure costs in the second quarter.  Total salaries and related costs, including physical therapy operations and the industrial injury prevention business, were 61.2% of net revenues in the 2020 First Quarter versus 57.0% in the 2019 First Quarter. Rent, supplies, contract labor and other costs as a percentage of net revenues were 20.3% in the 2020 First Quarter versus 19.0% in the 2019 First Quarter. The provision for doubtful accounts as a percentage of net revenue was 1.2 % in the 2020 First Quarter and 1.0% in the 2019 First Quarter.

•
Gross profit for the 2020 First Quarter, excluding closure costs, was $19.4 million, as compared to $26.7 million in the 2019 First Quarter. The gross profit percentage, excluding closure costs, decreased to 17.2% of net revenue in the 2020 First Quarter as compared to 23.0% in the 2019 First Quarter. The gross profit percentage for the Company’s physical therapy clinics, excluding closure costs, was 17.3% in the 2020 First Quarter as compared to 23.1% in the 2019 First Quarter. The gross profit percentage on physical therapy management contracts was 15.7% in the 2020 First Quarter as compared to 18.5% in the 2019 First Quarter. The gross profit for the industrial injury prevention business was $1.7 million, or 16.8%, in the 2020 First Quarter as compared to $1.5 million, or 22.3%, in the 2019 First Quarter.

•
Corporate office costs were $11.7 million in the 2020 First Quarter compared to $11.3 million in the 2019 First Quarter. Corporate office costs were 10.4% of net revenues for the 2020 First Quarter as compared to 9.7% for the 2019 First Quarter.

•
Operating income for the 2020 First Quarter was $4.0 million as compared to $15.4 million for the 2019 First Quarter. Operating income as a percentage of net revenue decreased from 13.3% in the 2019 period to 3.6% in 2020.  See discussion above related to effects of COVID-19.

•	Interest expense was $427,000 in the 2020 First Quarter and $358,000 in the 2019 First Quarter due to higher borrowings under the Company’s revolving credit line.

•
The provision for income tax was $0.3 million for the 2020 First Quarter and $2.7 million for the 2019 First Quarter. The provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest was 22.3% for the 2020 First Quarter and 24.3% for the 2019 First Quarter.

•
Net income attributable to non-controlling interests (permanent equity) was $0.5 million in the 2020 First Quarter and $1.5 million in the 2019 First Quarter.  Net income attributable to redeemable non-controlling interests (temporary equity) was $1.8 million in  the 2020 First Quarter and $2.4 million in the 2019 First Quarter.

U.S. Physical Therapy Press Release	Page 4
May 21, 2020

Other Financial Measures

For the 2020 First Quarter, the Company's Adjusted EBITDA was $8.0 million and was $15.6 million in the 2019 First Quarter. See definition, explanation and calculation of Adjusted EBITDA in the schedule on page 9.

Management’s Comments

Chris Reading, Chief Executive Officer, said, “This has obviously been a very challenging time for everyone.  We were able to make changes early on which has helped our cash position while maintaining a high level of needed service in a safe environment for our patients as well as our staff.  We are seeing communities begin to re-open and our volumes of new patient referrals as well as patient visits have begun to increase.  In our industrial injury prevention business, the impact has been considerably less than in our core physical therapy business.  Our teams in Houston and around the country in our individual partnerships are doing everything possible to conserve resources while working to carefully and safely ramp up the business.  We have a strong partner-centric Company with an excellent balance sheet and these will continue to be our strengths as we work our way through this pandemic.”

Subsequent Events

As of the date of this announcement, the Company has approximately $110.0 million in cash.  In addition to collections from our patient receivables, we have drawn all funds available on our credit line of $125.0 million, received funds from (a) the Medicare Accelerated and Advance Payment Program (“MAAPP”) ($12.4 million to date) and (b) the Public Health and Social Services Emergency Fund (“Relief Fund”) ($5.7 million to date) as part of the Coronavirus Aid, Relief, and Economics Securities Act (“CARES Act”).   MAAPP funds received will be applied to future Medicare billings commencing in August 2020, with all such remaining amounts required to be repaid by us by November 2020.  Beginning November 2020, any unpaid balance will begin accruing interest. The Relief Fund monies do not have to be repaid, are used to fund operations and will be positively incremental to operating results in the second quarter of 2020.  In addition, we are taking advantage of the allowed deferral of the employer payroll taxes under the CARES Act.

As of March 31, 2020, the Company was in compliance with all of the covenants contained in its credit agreement.  Management cannot be certain whether the Company will be in compliance with covenants at the end of  the second quarter of 2020. Management is  in discussions with our lender regarding an amendment to the facility so as to maintain compliance with all covenants.  Management anticipates an amendment will be in place by the end of the second quarter of 2020.
Additional Closure Costs

During April 2020 and May 2020, the Company closed 11 clinics and 2 clinics, respectively.  The Company will record closure costs in the second quarter of at least $0.9 million.

First Quarter 2020 Conference Call
U.S. Physical Therapy's management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on May 21, 2020 to discuss results for the Company's quarter ended March 31, 2020. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and entering reservation number 1788749 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until September 04, 2020 at U.S. Physical Therapy’s website.

U.S. Physical Therapy Press Release	Page 5
May 21, 2020

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:
•	the multiple effects of the impact of public health crises and epidemics/pandemics, such as the novel strain of COVID-19 (coronavirus) which the financial magnitude cannot be currently estimated;
•	changes as the result of government enacted national healthcare reform;
•	changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification and/or enrollment status;
•	revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
•	business and regulatory conditions including federal and state regulations;
•	governmental and other third party payor inspections, reviews, investigations and audits, which may result in sanctions or reputational harm and increased costs;
•	compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
•	changes in reimbursement rates or payment methods from third party payors including government agencies, and changes in the deductibles and co-pays owed by patients;
•	revenue and earnings expectations;
•	legal actions, which could subject us to increased operating costs and uninsured liabilities;
•	general economic conditions;
•	availability and cost of qualified physical therapists;
•	personnel productivity and retaining key personnel;
•
competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;

•
competitive environment in the industrial injury prevention business, which could result in the termination or non-renewal of contractual service arrangements and other adverse financial consequences for that service line;

•	acquisitions and the successful integration of the operations of the acquired businesses;
•	impact on the business and cash reserves resulting from retirement or resignation of key partners and resulting purchase of their non controlling interests (minority interests)
•	maintaining our information technology systems with adequate safeguards to protect against cyber-attacks;
•
a security breach of our or our third party vendors’ information technology systems may subject us to potential legal action and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 of the Health Information Technology for Economic and Clinical Health Act;

•	maintaining adequate internal controls;
•	maintaining necessary insurance coverage;
•	availability, terms, and use of capital; and
•	weather and other seasonal factors.

See Risk Factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and the additional risk factor noted on Form 8-K.filed on April 24, 2020.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see the other sections of this report and our other periodic reports filed with the Securities and Exchange Commission (the “SEC”) for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this report. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement may no longer be accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 555 outpatient physical therapy clinics (of which 34 are not currently seeing patients) in 39 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 30 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. Physical Therapy Press Release	Page 6
May 21, 2020

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended
	March 31, 2020	March 31, 2019

Net patient revenues	$100,126	$106,650
Other revenues	12,591	9,581
Net revenues	112,717	116,231
Operating costs:
Salaries and related costs	69,004	66,267
Rent, supplies, contract labor and other	22,909	22,044
Provision for doubtful accounts	1,361	1,206
Closure costs - lease and other	1,893	(4)
Closure costs - write-off of goodwill	1,859	-
Total operating costs	97,026	89,513

Gross profit	15,691	26,718

Corporate office costs	11,677	11,293
Operating income	4,014	15,425

Other income and expense
Interest and other income, net	43	16
Interest expense - debt and other	(427)	(358)

Income before taxes	3,630	15,083

Provision for income taxes	292	2,708

Net income	3,338	12,375

Less: net income attributable to non-controlling interests:
Non-controlling interests - permanent equity	(526)	(1,537)
Redeemable non-controlling interests - temporary equity	(1,796)	(2,395)
	(2,322)	(3,932)

Net income attributable to USPH shareholders	$1,016	$8,443

Basic and diluted earnings per share attributable to USPH shareholders	$0.20	$0.39

Shares used in computation - basic and diluted	12,796	12,707

Dividends declared per common share	$0.32	$0.27

U.S. Physical Therapy Press Release	Page 7
May 21, 2020

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
 CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
	March 31, 2020	December 31, 2019
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$89,551	$23,548
Patient accounts receivable, less allowance for doubtful accounts of $2,557 and $2,698, respectively	42,649	46,228
Accounts receivable - other	11,650	9,823
Other current assets	4,822	5,787
Total current assets	148,672	85,386
Fixed assets:
Furniture and equipment	56,873	54,942
Leasehold improvements	32,873	33,247
Fixed assets, gross	89,746	88,189
Less accumulated depreciation and amortization	66,764	66,099
Fixed assets, net	22,982	22,090
Operating lease right-of-use assets	83,619	81,586
Goodwill	330,769	317,676
Other identifiable intangible assets, net	55,648	52,588
Other assets	1,563	1,519
Total assets	$643,253	$560,845

LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS, USPH SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTERESTS
Current liabilities:
Accounts payable - trade	$2,950	$2,494
Accrued expenses	40,645	30,855
Current portion of operating lease liabilities	26,826	26,486
Current portion of notes payable	728	728
Total current liabilities	71,149	60,563
Notes payable, net of current portion	4,602	4,361
Revolving line of credit	114,000	46,000
Deferred taxes	7,743	10,071
Operating lease liabilities, net of current portion	62,577	60,258
Other long-term liabilities	380	141
Total liabilities	260,451	181,394

Redeemable non-controlling interests	140,498	137,750

U.S. Physical Therapy, Inc. ("USPH") shareholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 15,058,804 and 14,989,337 shares issued, respectively	151	150
Additional paid-in capital	89,756	87,383
Retained earnings	182,785	184,352
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders’ equity	241,064	240,257
Non-controlling interests	1,240	1,444
Total USPH shareholders' equity and non-controlling interests	242,304	241,701
Total liabilities, redeemable non-controlling interests, USPH shareholders' equity and non-controlling interests	$643,253	$560,845

U.S. Physical Therapy Press Release	Page 8
May 21, 2020
U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)
	Three Months Ended
	March 31, 2020	March 31, 2019
OPERATING ACTIVITIES
Net income including non-controlling interests	$3,338	$12,375
Adjustments to reconcile net income including non-controlling interests to net cash provided by operating activities:
Depreciation and amortization	2,607	2,400
Provision for doubtful accounts	1,361	1,206
Equity-based awards compensation expense	1,886	1,728
Deferred income taxes	(1,369)	2,118
Write-off of goodwill - closed clinics	1,859	-
Other	129	12
Changes in operating assets and liabilities:
(Decrease) Increase in patient accounts receivable	3,209	(4,898)
Increase in accounts receivable - other	(1,752)	(495)
Increase (Decrease) in other assets	2,846	(894)
Increase in accounts payable and accrued expenses	2,027	274
Increase (Decrease) in other liabilities	239	(263)
Net cash provided by operating activities	16,380	13,563

INVESTING ACTIVITIES
Purchase of fixed assets	(2,754)	(2,497)
Purchase of majority interest in businesses, net of cash acquired	(11,633)	-
Purchase of redeemable non-controlling interest, temporary equity	(1,852)	(2,053)
Purchase of non-controlling interest, permanent equity	-	(139)
Proceeds on sale of fixed assets	316	59
Net cash used in investing activities	(15,923)	(4,630)

FINANCING ACTIVITIES
Distributions to non-controlling interests, permanent and temporary equity	(2,341)	(2,576)
Proceeds from revolving line of credit	88,000	19,000
Payments on revolving line of credit	(20,000)	(28,000)
Principal payments on notes payable	(114)	(482)
Other	1	(5)
Net cash provided by (used in) financing activities	65,546	(12,063)

Net increase in cash and cash equivalents	66,003	(3,130)
Cash and cash equivalents - beginning of period	23,548	23,368
Cash and cash equivalents - end of period	$89,551	$20,238

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$242	$313
Interest	$349	$343
Non-cash investing and financing transactions during the period:
Purchase of businesses - seller financing portion	$300	$-

U.S. Physical Therapy Press Release	Page 9
May 21, 2020
U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
OPERATING RESULTS AND ADJUSTED EBITDA
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)
The following tables provide detail of the diluted earnings per share computation and reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to Operating Results and Adjusted EBITDA. Management believes providing Operating Results and Adjusted EBITDA to investors is useful information for comparing the Company's period-to-period results.

Operating Results, a non-GAAP measure, equals net income attributable to USPH shareholders per the consolidated statement of net income plus charges incurred for the closure costs and CFO search, both net of tax.  The earnings per share from Operating Results also excludes the impact of the revaluation of redeemable non-controlling interest.  In accordance with current accounting guidance, the revaluation of redeemable non-controlling interest, net of tax, is included in the earnings per basic and diluted share calculation, although it is not included in net income but charged directly to retained earnings.

Management uses Operating Results, which eliminates certain items described above that can be subject to volatility and unusual costs, as one of the principal measures to evaluate and monitor financial performance period over period.  Management believes that Operating Results is useful information for investors to use in comparing the Company's period-to-period results as well as for comparing with other similar businesses since most do not have mandatorily redeemable instruments and therefore have different liability and equity structures.

Adjusted EBITDA is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, amortization, equity-based awards compensation expense and write-off of goodwill related to clinic closures.   Management believes reporting Adjusted EBITDA is useful information for investors in comparing the Company’s period-to-period results as well as comparing with similar businesses which report adjusted EBITDA as defined by their company.

Operating Results and Adjusted EBITDA are not measures of financial performance under GAAP. Adjusted EBITDA and Operating Results should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

	Three Months Ended March 31,
	2020	2019
Computation of earnings per share - USPH shareholders:
Net income attributable to USPH shareholders	$1,016	$8,443
Credit (charges) to retained earnings:
Revaluation of redeemable non-controlling interest	$2,129	$(4,661)
Tax effect at statutory rate (federal and state) of 26.25%	(559)	1,224
	$2,586	$5,006

Earnings per share (basic and diluted)	$0.20	$0.39

Adjustments:
Charges incurred for CFO search	133	-
Closure costs	3,752	-
Revaluation of redeemable non-controlling interest	(2,129)	4,661
Tax effect at statutory rate (federal and state) of 26.25%	(461)	(1,224)
Operating Results	$3,881	$8,443

Basic and diluted Operating Results per share	$0.30	$0.66

Shares used in computation - basic and diluted	12,796	12,707

	Three Months Ended March 31,
	2020	2019

Net income attributable to USPH shareholders	$1,016	$8,443

Adjustments:
Depreciation and amortization	2,607	2,400
Closure costs - write-off of goodwill	1,859	-
Interest income	(43)	(16)
Interest expense - debt and other	427	358
Provision for income taxes	292	2,708
Equity-based awards compensation expense	1,886	1,728

Adjusted EBITDA	$8,044	$15,621

U.S. Physical Therapy Press Release	Page 10
May 21, 2020

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC COUNT

Date	Number of Clinics

March 31, 2019	590
June 30, 2019	564
September 30, 2019	574
December 31, 2019	583
March 31, 2020	567